UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

ONE LIBERTY PROPERTIES, INC.
(Exact name of Registrant as specified in charter)

Maryland	001-09279	13-3147497
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York11021
 (Address of principal executive offices)               (Zip code)

                             516-466-3100
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

Recent Purchase and Sale Agreements

On or about April 9, 2013, we agreed to purchase for $15.5 million a property in Fort Mill, SC.  This property is leased to Shutterfly, Inc. through July 2023, subject to a five year renewal at the tenant’s option.  We estimate that this transaction, which is subject to customary closing conditions, will be completed in the summer of 2013.

On or about April 11, 2013, we and our tenant-in-common agreed to sell a property in Los Angeles, California for $25 million.  We anticipate that this sale, which is subject to customary closing conditions, will be completed in the summer of 2013, and estimate that our share of the gain for accounting purposes will be approximately $2.8 million.

No assurance can be given that these transactions will be completed.

Recent Tax Law Changes

 Tax rates for U.S. taxpayers that are taxable as individuals have recently changed, and  provide for a maximum rate of 39.6% on ordinary income and 20% on long-term capital gains.  A new 3.8% Medicare tax will also be imposed on the net investment income (which includes, but is not limited to dividends and net gain from investments) of U.S. individuals and trusts and estates, with income exceeding certain thresholds.  In addition, recent legislation will impose a 30% withholding tax on dividends paid on our shares of common stock after December 31, 2013, and on proceeds from the sale of shares of our common stock after December 31, 2016 by U.S. stockholders who own those securities through foreign accounts or foreign intermediaries and certain non-U.S. stockholders, if such stockholders fail to comply with certain certification, information reporting and other requirements.  Investors and prospective investors should consult their tax advisors regarding these recent changes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE LIBERTY PROPERTIES, INC.

Date: May 24, 2013	By:	/s/ David W. Kalish
David W. Kalish
Senior Vice President and Chief
Financial Officer